Exhibit 10.14

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is entered into and effective as of this 1st day of January, 2020 (the “Effective Date”), by and between AMERICAN ONCOLOGY MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Manager”), and AMERICAN ONCOLOGY PARTNERS OF MARYLAND, P.A., a Maryland professional service corporation (the “Practice”).

RECITALS

WHEREAS, Practice will own and operate a professional medical practice with offices located in the state of Maryland and potentially in other states, and will provide professional healthcare services to the public through individual physicians and healthcare professionals who are licensed to practice in those states and who are engaged by Practice;

WHEREAS, Manager is in the business of providing management, administrative, and other non-clinical and non-medical support services to medical groups including, without limitation, furnishing and consulting on necessary facilities, equipment, non-clinical staffing, inventory and supplies, financial services, and technology;

WHEREAS, Manager can provide such services (“Practice Management Services”) to medical groups to assist those groups with the delivery of healthcare services to patients; and

WHEREAS, Practice desires to engage Manager to provide the Practice Management Services to Practice beginning on the Effective Date and continuing during the term of this Agreement, and Manager desires to provide Practice with the Practice Management Services pursuant to the terms and conditions expressed herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.Services to be Provided by Manager.  Practice hereby authorizes and engages Manager, during the term of this Agreement, to provide and perform on behalf of Practice, the Practice Management Services, and Manager hereby accepts such engagement and agrees to furnish to Practice the Practice Management Services in accordance with the terms of this Agreement.  The Practice Management Services are set forth in Exhibit A attached hereto and incorporated herein.  Manager, within its sole discretion, shall have the right to delegate or subcontract any of the Practice Management Services to be provided by it hereunder to any organization or entity selected by Manager for such purpose, including without limitation to subsidiaries of Manager.

A.Authorization.  Practice authorizes Manager to manage and administer the non-clinical operations of Practice’s business, and agrees to assist and participate in such manner to effectuate further authorizations necessary for Manager to perform its duties and obligations under this Agreement.  Wherever Manager is required to seek the approval of Practice to perform any of the duties hereunder, such approval shall not be unreasonably withheld.

B.Authorization to Enter Into Contracts.  Except to the extent prohibited by applicable law and subject to the limitations set forth in this Agreement, Practice, in accordance with applicable law, hereby grants to Manager an exclusive, special power of attorney and appoints Manager as an exclusive and lawful agent and attorney-in-fact to (i) evaluate, bargain, arrange for, negotiate, enter into, administer, and amend contracts for and on behalf of Practice with third parties, including vendors or other customers of Practice, and (ii) give and receive notices, and any other information required or allowed under any vendor, customer or other third party contracts, and (iii) direct the acceptance, approval, utilization, access, use and management of all services and activities contemplated under vendor, customer or other third party contracts.

C.Standards and Full Time Commitment.  The Practice Management Services to be performed by Manager shall be performed in accordance with applicable federal and state requirements, the requirements of this Agreement, the policies of Practice, and any such accreditation/certification requirements deemed applicable to Practice.  Manager agrees that it will use its best efforts to perform the Practice Management Services specified in this Agreement.  Manager shall devote sufficient time and resources, as mutually determined by Manager and Practice, as is reasonably required to discharge its duties and provide the Practice Management Services to Practice as contemplated by this Agreement.

D.Advertising, Public Relations, Marketing, or Practice Enhancement.  Manager shall not generate or attempt to generate any patient referrals or other healthcare items or services to or for Practice except as permitted by applicable law.  Manager shall have no obligation to enhance or expand Practice’s medical practice or increase Practice’s revenues or collections in any manner whatsoever.  Manager may provide assistance to Practice in developing and implementing marketing, public relations, or advertising campaigns for Practice, only to the extent permitted by applicable law and consistent with governing legal and ethical standards.  The parties expressly acknowledge and agree that Practice shall exercise sole and exclusive control over all policies and decisions relating to practice enhancement, marketing and advertising.

2.Covenants by Manager.

A.Authority. Manager has the authority to enter into this Agreement and is not bound by any agreement or arrangement that would preclude Manager from entering into, or from fully performing the Practice Management Services required under, this Agreement.

B.Excluded Parties. Neither Manager nor any of its employees, officers or agents: (i) are “sanctioned persons” under any federal or state program or law; (ii) has been listed in the current Cumulative Sanction List of the Office of Inspector General for the United States Department of Health and Human Services for currently sanctioned or excluded individuals or entities; (iii) has been listed on the General Services Administration’s List of Parties Excluded from Federal Programs; (iv) has been listed on the United States Department of Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; or (v) has been convicted of a criminal offense related to health care.

3.Covenants by Practice.

A.Authority. Practice has the authority to enter into this Agreement and is not bound by any agreement or arrangement that would preclude Practice from entering into this Agreement.

B.Practice Expenses. Practice Expenses shall be the sole responsibility of Practice, though Practice authorizes Manager to transmit payment for said Practice Expenses on behalf of Practice.  The term “Practice Expenses” shall mean expenses incurred by Practice in connection with Practice’s operations, including: (a) compensation or other payments made to Practice’s engaged physicians and/or healthcare professionals; (b) Practice’s and/or its engaged physicians’ and/or healthcare professionals’ professional dues, subscriptions, continuing education expenses, licensing, and travel costs for continuing education or other business travel; (c) Practice’s and its physicians’ and/or healthcare professionals’ professional liability insurance; and (d) such other expenses as may be specified in this Agreement.

C.Excluded Parties. Neither Practice nor any of its employees, officers or agents: (i) are “sanctioned persons” under any federal or state program or law; (ii) has been listed in the current Cumulative Sanction List of the Office of Inspector General for the United States Department of Health and Human Services for currently sanctioned or excluded individuals or entities; (iii) has been listed on the General Services Administration’s List of Parties Excluded from Federal Programs; (iv) has been listed on the United States Department of Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; or (v) has been convicted of a criminal offense related to health care.

D.Non-Solicitation.

1.The Parties agree and acknowledge that Manager’s personnel and staff have been or will be recruited at significant time and expense by Manager and Manager has a compelling interest in maintaining its contractual relationships and expectancy of future contractual relationships with such individuals.

2.Practice covenants and agrees that during the Term of this Agreement and for a period of twenty four (24) months following termination or expiration of this Agreement, not to solicit or seek to employ or enter into an independent contract with any employee of, or any other individual under contract with Manager, or any of its subsidiaries, affiliates, or parent companies or enter into any other type of agreement whereby such individual would perform services for compensation, either directly or indirectly, for Practice or any person, firm, corporation or other business entity affiliated with Practice or any of its shareholders, contractors and employees.

E.Enforcement.  Practice acknowledges and agrees that since a remedy at law for any breach or attempted breach of the provisions of this Section 3 shall be inadequate and damages difficult to ascertain, Manager shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach.  Practice waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief and any right to challenge specific performance by claiming monetary damages are adequate.  If any provision of this Section 3, relating to the restrictive period, scope of activity restricted and/or geographical area described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Section 3. The invalidity or non-enforceability of this Section 3 in any respect shall not affect the validity or enforceability of the remainder of this Section 3 or of any other provisions of this Agreement. For purposes of this Section 3, Manager shall include its parent company, affiliates and subsidiaries.

F.Survival.  The covenants contained in this Section 3 shall survive the termination or expiration of this Agreement for any reason and continue in full force and effect for the periods set forth herein.

4.Practice Authority; Independent Medical Decision Making.

A.Practice Independence.  Manager will not attempt to govern in any way, whether directly or indirectly, the clinical sufficiency, suitability, reliability or efficacy of a particular product, service, process or activity as it relates to the delivery of medical services or healthcare by Practice.  All decisions regarding the medical practice of Practice shall be based solely upon the professional medical judgment of Practice and its physicians and other healthcare professionals and shall be made in the best interests of the patients.  Manager will not preclude or otherwise restrict, by penalty or operation, the ability of Practice (including its physicians and other healthcare professionals) to exercise independent professional judgment over all qualitative and quantitative aspects of the delivery of medical and professional healthcare services.  Manager shall recognize the independent judgment and medical decision making of the physicians and other healthcare professionals treating patients.

B.Standards and Oversight of Professional Activities.  The Parties hereto expressly recognize that Practice at all times during the term of this Agreement shall have ultimate authority, control and direction over all the healthcare professional services rendered by physicians and other healthcare professionals engaged by Practice.  Practice shall be solely responsible for all medical, professional and ethical matters concerning its relationship with the physicians and other healthcare professionals engaged by Practice.

C.Practice Direction and Control.  Manager will not allow anyone other than Practice to supervise and control the selection, compensation, terms, conditions, or obligations of Practice’s physicians and other healthcare professionals.  Other than as directed by Practice, Manager will not limit or define the scope of services offered by Practice’s physicians and other healthcare professionals.  Other than as directed by Practice, Manager will not limit the methods of payment accepted by Practice.

D.Comply with Standards. Nothing in this Agreement is intended nor shall it be construed to waive or limit the obligations of Practice and the healthcare professionals engaged by it to comply with: (i) accepted ethical standards established by the medical and healthcare profession; (ii) any standards applicable to their professional practice as may be established from time to time; or (iii) standards and obligations established by Practice, including but not limited to such standards as may be established in the standard form of contract between Practice and physicians and/or other healthcare professionals engaged by Practice.

E.Limitation on Manager’s Responsibilities.  Manager’s sole responsibility under this Agreement shall be to render and perform the Practice Management Services for and on behalf of Practice.  Without limiting the foregoing, Manager shall not dictate, determine, or usurp any of the following Practice responsibilities, although Manager may execute decisions and directives made by Practice itself to the extent allowed by state and federal law:

1.Assigning and scheduling Practice’s physicians and other healthcare professionals to treat patients;

2.Assuming responsibility for the care of patients, treating any patient, or providing any clinical, medical, or healthcare service;

3.Setting Practice’s schedule of charges or fees;

4.Determining how income will be allocated or distributed by Practice;

5.Serving as the named party to whom Practice bills and charges are directly made payable;

6.Selecting, hiring, supervising, disciplining, or firing physicians or healthcare professionals or clinical personnel engaged by Practice;

7.Determining the nature or scope of services to be provided by Practice;

8.Selecting the clinical or medical equipment, supplies or drugs for use by Practice in the diagnosis, evaluation, or treatment of patients;

9.Determining what diagnostic tests are appropriate for a particular patient condition;

10.Determining coding and billing procedures for Practice;

11.Assuming ownership of any patient medical records;

12.Adopting policies for recordkeeping as to patient medical records, billing records, and such other records as may be required by law or rule including Controlled Substance inventories, as applicable;

13.Conducting any activity that constitutes the practice of medicine;

14.Performing any other activity that would violate any applicable law, rule or regulation if performed by the Manager;

15.Adopting medical policies at the place where medical services shall be rendered;

16.Determining security, including drug storage, prescription pad control, and confidentiality of patient records;

17.Periodic audit of patient records and of professional services to assure quality professional care; and

18.Responsibility for the professional propriety of billing and advertising or other representations including disclosure of financial interest in health care services offered to the public.

F.Survivability. To the extent the provisions of this Section 4 conflict with the other provisions of this Agreement, the provisions of this Section 4 shall prevail and are deemed controlling.

5.Trademark License.

A.Manager hereby grants to Practice a limited, non-exclusive, royalty-free, revocable and non-transferable right and license to use the logos, trademarks, trade names, service marks and related manuals and proprietary documentation (the “Trademarks”) developed by or for or used by Manager in connection with Manager’s provision of the Practice Management Services and the Practice’s professional clinical operations.

B.Practice acknowledges that Manager is the owner of all proprietary rights, title, and interest in the Trademarks. Practice acknowledges that all use of the Trademarks by the Practice shall inure to the benefit of Manager, and all such rights, title, and interest shall remain with Manager. Neither the license granted under this Section 5 nor the use by Practice and its agents of the Trademarks creates any interest or right, express or implied, in the Trademarks with respect to Practice beyond such limited license and right to use.

C.Practice shall never (i) seek to register, anywhere in the world, any of the Trademarks or any marks confusingly similar thereto (“Related Marks”), (ii) dispute Manager’s ownership of the Trademarks or any Related Marks, (iii) oppose Manager’s application(s) or registration(s) for the Trademarks or any Related Marks in any jurisdiction, or (iv) make any claim or take any action adverse to Manager’s ownership of the Trademarks.

D.Practice may not develop or use any Related Marks without the prior review and approval of Manager. All Related Marks approved by Manager for use by Practice shall be subject to the terms and conditions of this Agreement, as if they were one of the Trademarks.

E.Practice (i) shall use its best efforts to prevent and investigate any unauthorized use of or challenge to the Trademarks; and (ii) agrees to immediately notify Manager in writing if Practice has knowledge of: any use of, or any application or registration for, a trademark or service mark that conflicts with any of the Trademarks; any act of infringement or unfair competition involving the Trademarks; or any claim or action, whether or not made in a lawsuit, that the use of the Trademarks by Manager or Practice infringes any other rights of any other person or entity.

F.Manager shall take commercially reasonable steps to protect, maintain and defend the Trademarks at its sole cost and expense. Manager or Practice shall each have the right, but not the obligation, to sue for infringement of, or assert defense of the Trademarks. Furthermore, Manager and Practice shall cooperate as may be necessary and appropriate, in any legal action brought by any party against third party infringers, including being joined as party plaintiff, in any claim or lawsuit brought to enforce the Trademarks. Should Manager choose to take any action with respect to the Trademarks, Practice shall comply, at Manager’s sole cost and expense, with all requests for assistance in connection therewith, including but not limited to being joined as a party in any action. Any recovery as a result of such action shall belong solely to Manager.

G.Practice shall cooperate with Manager in obtaining registrations of, maintaining, renewing and protecting the Trademarks, which shall include supplying specimens and other evidence of use, and complying with the requests of Manager’s attorneys.

H.The Practice shall take reasonable steps in the negotiation, execution, and delivery of agreements with third parties (including but not limited to agreements related to advertising and marketing materials) and in any other circumstances that might otherwise suggest erroneously that the Trademarks are the property of Practice; and to represent that the Trademarks are the property of Manager.

I.The Practice acknowledges and agrees that under the non-exclusive license granted to them by Manager, Manager will always enjoy the direct or indirect right to control the character and quality of the use of the Trademarks, and the Practice will always co-operate fully with the Manager in facilitating its exercise of such control.

J.Practice shall:

1.use its best efforts, skill and diligence to ensure at all times that the quality of all services sold and/or rendered under or in connection with the Trademarks is not less than the standard of quality as has been customary for such services;

2.conduct its business and use the Trademarks in accordance with all applicable Laws;

3.agree to use the Trademarks in the form and manner and with appropriate legends as may be deemed reasonably necessary by Manager to preserve and protect their rights in the Trademarks;

4.acknowledge and agree that, as between the parties, all goodwill arising from its use of the Trademarks inures solely to the benefit of Manager;

5.only use and promote the Trademarks in connection with the professional healthcare services provided by Practice;

6.provide to Manager, upon request, samples of signage, marketing collateral or promotional materials using the Trademark for inspection as to character and quality; and

7.immediately suspend use of the Trademarks in connection with any professional service that Manager, in its sole discretion, considers to be of an unacceptable character or quality, and to deliver up to the Manager or destroy any such marketing collateral or other materials.

6.No Referrals.  The parties acknowledge that none of the benefits granted hereunder is conditioned on any requirement that either party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other party.

7.Term and Termination.

A.Term.  This Agreement shall commence on the Effective Date and shall have an initial term of five (5) years, unless earlier terminated as provided in this Agreement.  After the initial term, this Agreement will automatically renew for an additional five (5) year term unless written notice of non-renewal is provided to Practice by Manager not less than one hundred eighty (180) days’ prior to the renewal date.  Notwithstanding the foregoing, this Agreement may be terminated by either party if Practice discontinues its operations.

B.Termination by Mutual Consent.  The parties may terminate this Agreement at any time without cause by entering into a written agreement signed by both parties.

C.Termination by Practice. Practice may terminate this Agreement as follows:

1.In the event Manager shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Manager by Practice (or if not reasonably curable within such thirty (30) day period and if Manager is proceeding diligently and in good faith and such default is curable, up to sixty (60) days);

2.In the event of a failure by Manager to be or remain in substantial compliance with any and all appropriate and relevant federal, state and/or local laws, regulations, or ordinances or any billing or other requirements of third party payers;

3.In the event of Manager being listed by a federal agency as being disbarred, excluded, terminated, or otherwise ineligible for federal health care program participation; or

4.In the event of a filing of a petition in bankruptcy by Manager; or making an assignment for the benefit of creditors; or if any involuntary petition in bankruptcy or petition for an arrangement pursuant to any bankruptcy laws is filed against Manager and is not dismissed within ninety (90) days; or if a receiver is appointed for the business of Manager, or any part thereof.

D.Termination by Manager. Manager may terminate this Agreement as follows:

1.Immediately in the event of any withdrawal by Practice from the Deposit Account or any change by Practice in the payment disposition instructions relating to that bank account, in contravention of this Agreement;

2.In the event Practice shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Practice by Manager

(or if not reasonably curable within such thirty (30) day period and if Practice is proceeding diligently and in good faith and such default is curable, up to sixty (60) days);

3.In the event of a failure by Practice to be or remain in substantial compliance with any and all appropriate and relevant federal, state and/or local laws, regulations, or ordinances or any billing or other requirements of third party payers;

4.In the event of Practice being listed by a federal agency as being disbarred, excluded, terminated, or otherwise ineligible for federal health care program participation; or

5.In the event of a filing of a petition in bankruptcy by Practice; or making an assignment for the benefit of creditors; or if any involuntary petition in bankruptcy or petition for an arrangement pursuant to any bankruptcy laws is filed against Practice and is not dismissed within ninety (90) days; or if a receiver is appointed for the business of Practice, or any part thereof.

E.Lawful Effect.  If this Agreement or any of its terms and conditions should be deemed unlawful or otherwise prohibited by any law or regulation, and the parties are not reasonably able to modify this Agreement to avoid such violation, then either party may terminate this Agreement upon ninety (90) days’ prior written notice.

F.Change in Law.  If a party receives notification (the “Notification”) of: (i) an opinion (the “Opinion”) of nationally recognized health care counsel selected by Manager that it is more likely than not that applicable legislation, regulations, rules or procedures (collectively referred to herein as a “Law”) in effect or to become effective as of a date certain, or (ii) an actual or threatened decision, finding or action by any governmental or private agency or court or payer (collectively referred to herein as an “Action”), which Law or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or to another material adverse proceeding or impact on the basis of their participation herein, then the party receiving the Notification shall provide the Notification to the other party.  The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Law or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable.  If, within fifteen (15) days of providing written notice of the Notification to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible, unfeasible or unacceptable, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: (i) the date thirty (30) days subsequent to the date upon which any party gives written notice to the other party, or (ii) the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement.

G.Effect of Termination.  Termination of this Agreement shall not discharge either party from any obligation that arose and remains to be performed upon the date of termination including, but not limited to, the obligation to provide Management Compensation to Manager in accordance with this Agreement.  If this Agreement is terminated during the first year of the initial term, the parties may not enter into the same or substantially the same arrangement until the expiration of the first year of the initial term of this Agreement.

8.Compensation.

A.Management Service Fee. In consideration of the Practice Management Services provided by Manager pursuant to this Agreement, Practice shall pay Manager a management services fee (the “Management Compensation”) as set forth in Exhibit B attached hereto and incorporated herein.  The Management Compensation is not intended to and shall not be interpreted or implied as permitting Manager to share in Practice’s fees for physician or other healthcare professional services but is acknowledged as the negotiated fair market value compensation to the Manager for its Practice Management Services.  The Management Compensation shall be paid to Manager by Practice on a monthly basis, no later than the 15th day of each month.  Manager may be paid the Management Compensation by Manager’s withdrawing from the Deposit Account the amount of the Management Compensation due.

B.No Referrals. The parties intend that the sole purpose of the Management Compensation is to compensate Manager at fair market value for the provision of the Practice Management Services under this Agreement, and are not intended to influence Manager with regard to any referrals of patients or other healthcare items or services to Practice.  No amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of or recommending referral of, patients or other healthcare items or services by Manager (or its employees and agents) to Practice or by Practice to Manager (or its employees and agents).  As such, the parties acknowledge that the Management Compensation paid to Manager hereunder would be the same whether or not any referrals were made.

C.Fair Market Value.  The parties hereto represent, covenant and agree that the Management Compensation set forth in Exhibit B has been determined through good faith and arm’s length bargaining to be consistent with fair market value and commercially reasonable for the Practice Management Services provided by Manager hereunder.  If any court or administrative agency of competent jurisdiction determines that this Agreement violates any statutes or regulations, or that the Management Compensation hereunder exceeds fair market value and/or is not commercially reasonable, the parties agree to take such actions as necessary to amend this Agreement to comply with the applicable statutes or regulations, as provided herein.

9.Licenses.  To the extent the parties are required to execute any licensing, sub-licensing, or other agreements regarding software or technology used by Manager and Practice in connection with the Practice Management Services (“License Agreements”), the parties agree to execute such agreements as reasonably necessary. To the extent a License Agreement has its own terms and termination provisions, those terms shall govern for that License Agreement only, and termination of one License Agreement shall not terminate any other License Agreement(s) or this Management Services Agreement as a whole.

10.Medical Records Privacy; HIPAA; De-Identified Data.

A.HIPAA. The parties agree to comply with all applicable federal and state laws and regulations relating to the maintenance, uses and disclosures of protected health information,

including without limitation the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d through d-8 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009 and any current and future regulations promulgated thereunder, including the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164, the federal security standards contained in 45 C.F.R. Parts 160, 162 and 164, and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.”  The parties agree to enter into any further agreements as necessary to facilitate compliance with the HIPAA Requirements, including the Business Associate Agreement attached as Exhibit C and incorporated herein.  All medical records, including reports for patients of Practice and Practice’s physicians and other healthcare professionals, shall be the property of Practice.  Practice agrees to: (1) permit Manager and its duly authorized representatives to inspect, audit and duplicate any data or records necessary, in Manager’s reasonable determination, for Manager to perform its duties under this Agreement; and (2) comply with any requests for information following the termination of this Agreement, to the extent permitted by applicable law.

B.De-Identified Data.  For purposes of supporting the Practice Management Services Practice hereby authorizes Manager to create De-Identified Data from the Practice Data in accordance with HIPAA, including the standards set forth in 42 C.F.R. § 164.514.  The term “De-Identified Data” means the data set of de-identified patient data (as described in 42 C.F.R. § 164.514) which Manager generates in connection with the Practice Management Services.  The term “Practice Data” means the data and information Manager obtains, accesses or receives from Practice, including protected health information (PHI), in connection with the Practice Management Services.  Practice hereby grants to Manager a worldwide, perpetual, irrevocable, fully paid-up, royalty-free and non-exclusive license to Manager to use, disclose, market, license, and sell the De-Identified Data.

11.Confidentiality.  The terms and provisions of this Agreement shall be confidential and shall not be disclosed by either party to anyone without first obtaining the written consent of the other party, except in the ordinary course of business to agents of the parties who have agreed to maintain the confidentiality of such matters.  In the event either party is requested or becomes legally compelled to disclose any of the terms hereof or transactions between the parties, such party will provide the other party with prompt written notice of such request(s) to allow the other party to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order is not obtained, or that compliance with the provisions of this Agreement is waived, the party making disclosure agrees that it shall disclose only such information that is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to such information that is being disclosed.  The parties agree to hold each other’s proprietary or confidential information in strict confidence.  The parties agree not to make each other’s proprietary or confidential information available in any form to any third party or to use each other’s proprietary or confidential information for any purpose other than as specified in this Agreement.  Each party agrees to take all reasonable steps to ensure that proprietary or confidential information of either party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement.  Each party’s proprietary or confidential information shall remain the sole and exclusive property of that party.

12.LIMITATION OF LIABILITY.  IN NO EVENT SHALL MANAGER BE LIABLE TO PRACTICE OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF OR CONNECTED IN ANY WAY WITH MANAGER’S PERFORMANCE UNDER THIS AGREEMENT, OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF MANAGER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.Publicity and Use of Mark.  Except as authorized by Section 5, neither party will use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other party or its affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the other party, without that party’s prior, written, express consent.  Such consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Manager may use Practice’s name and mark in connection with this Agreement, including publicly listing the names and photos of Practice’s physicians and other healthcare professionals.  The parties may identify each other and the fact that Manager provides Practice Management Services to Practice.  The parties may publicly announce they have entered into this Agreement, but neither party shall disclose the specific terms of this Agreement (including pricing) to any third party without the other party’s prior written consent.

14.Indemnification and Liability.  Practice hereby agrees to indemnify, hold harmless and defend Manager and its officers, directors, managers, shareholders, members, affiliates, employees, agents, attorneys, representatives and independent contractors from and against any or all liability, loss, damages, claims, causes of action and associated expenses (including reasonable attorneys’ fees) arising from or related to the actions or conduct of Practice or its employees and/or independent contractors.

A.Manager shall have no liability to Practice, or to any employee, contractor, or agent of Practice, for any tax, fee, fine, or any other damage or claim that may arise or be alleged to have arisen with respect to any act or omission by Manager under this Agreement, except for liability for the actual amount of any damages directly sustained by Practice as a result of Manager’s gross negligence or willful failure in bad faith to fulfill its responsibilities hereunder.

B.Except for any express payment obligation undertaken by Manager hereunder, Manager shall not be responsible to any individual physician or other healthcare professional employed or otherwise engaged by Practice, or to any other provider of services or to any other third party, for any unpaid obligation of Practice by reason of a deficit in Practice’s budget and/or resulting from Practice’s failure to otherwise satisfy any of its obligations.  Subject only to any claim that may arise by reason of Manager’s grossly negligent administration or management of Practice funds or other property maintained by Manager, Manager shall have no duty, obligation or financial responsibility whatsoever hereunder to any third party.  Unless otherwise agreed by the parties, Practice shall be solely responsible for any obligation it owes to any physician or other healthcare professional or other third parties that are not expressly assumed by Manager under this Agreement.

C.Nothing in this Agreement is intended or shall be construed to cause Manager to be held directly or indirectly responsible to any governmental agency or other third party for satisfaction of any of the tax or related obligations of Practice or for any penalty or interest that may be charged or assessed with respect thereto, except to the extent resulting from Manager’s gross negligence.  Practice shall indemnify Manager against any such tax, fee, interest or penalty for which Manager is not liable.

15.Insurance.

A.Practice Insurance.  Manager, at Practice’s expense and on behalf of Practice, shall assist Practice in obtaining such insurances (e.g., general, personal, professional, malpractice) in coverage amounts and limits as commercially reasonable.  Such insurances shall be issued by an insurance company authorized to do business in the appropriate state(s) and acceptable to Practice.  Practice shall provide Manager with proof of such insurance upon request and shall notify Manager within thirty (30) days of any changes in such coverage.

B.Manager Insurance.  Manager, at Manager’s expense, shall procure and maintain such insurances (e.g., general, personal, professional, malpractice) in coverage amounts and limits as commercially reasonable and/or determined by Manager.  Such insurances shall be issued by an insurance company authorized to do business in the appropriate state(s) and acceptable to Practice.  Manager shall provide Practice with proof of such insurance upon request and shall notify Practice within thirty (30) days of any changes in such coverage.

16.Regulatory Matters.

A.Access to Books and Records.  In the event 42 U.S.C. Section 1395x(v)(I) is applicable to this Agreement, until the expiration of four (4) years after the furnishing of services hereunder, the parties shall, upon written request, make available to the Secretary of the Department of Health and Human Services (the “Secretary”), the Secretary’s duly-authorized representative, the Comptroller General, or the Comptroller General’s duly-authorized representative, such books, documents and records as may be necessary to certify the nature and extent of the cost of such services.  If any such services are performed by way of subcontract with another organization and the value or cost of such subcontracted services is Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, such subcontract shall contain and the respective party shall enforce a clause to the same effect as this Section 16(A).  The availability of the parties’ books, documents and records shall be subject at all times to all applicable legal requirements, including without limitation, such criteria and procedures for seeking and obtaining access that may be promulgated by the Secretary by regulation.  The provisions of this Section 16(A) shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

B.Compliance With State and Federal Laws.  In all matters under this Agreement, the parties shall abide by and comply with all applicable laws, standards, rules and regulations of those federal, state, and local agencies having jurisdiction over or in connection with the parties’ operations.  The parties acknowledge that although Manager is obligated to provide the Practice Management Services as specified in this Agreement, there is no obligation of Manager to refer patients or other healthcare items or services to Practice or any affiliate of Practice, and there is no obligation of Practice to refer patients or other healthcare items or services to Manager or any affiliate of Manager.  Notwithstanding the unanticipated effect of any of the provisions herein, the parties intend this Agreement to comply with 42 U.S.C. § 1320a-7b(b) (commonly known as the Anti-Kickback Statute), 42 U.S.C. § 1395nn (commonly known as the Stark Law) and any other federal or state law provision governing fraud and abuse or self-referrals, as such provisions may be amended from time to time.  This Agreement shall be construed in a manner consistent with compliance with such statutes and regulations, and the parties hereto agree to take such actions necessary to construe and administer this Agreement accordingly.  If any court or administrative agency of competent jurisdiction determines that this Agreement violates any of such statutes or regulations, then the parties agree to take such actions in good faith as necessary to amend this Agreement to comply with the applicable statutes or regulations, as provided herein.

17.Notices.  Any notices required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, or personally delivered, addressed or delivered as follows:

If to Manager:	American Oncology Management Company, LLC 9160 Forum Corporate Parkway, Suite 350 Fort Myers, FL 33905 Attn: Bradley A. Prechtl, M.B.A., CEO
If to Practice:	American Oncology Partners of Maryland, P.A. 9160 Forum Corporate Parkway, Suite 350 Fort Myers, FL 33905 Attn: Vipul Patel, M.D., President

The parties may instead send notice to such other addresses as shall be furnished in writing by either party to the other party; and any such notice shall be deemed to have been given, if mailed, as of the date mailed, and if personally delivered, as of the date delivered.

18.Independent Contractors.  In the performance of services under this Agreement, it is mutually understood and agreed that Manager is at all times acting and performing as an independent contractor rendering management and administrative services to Practice.  Nothing under this Agreement is intended, nor shall be construed, to create a partnership, an employer-employee relationship, or a joint venture between the parties.  Neither party shall have any claim against the other under this Agreement or otherwise for workers’ compensation, unemployment compensation, vacation pay, sick leave, retirement benefits, social security benefits, disability insurance benefits, unemployment insurance benefits, or any other benefits.

19.Licenses and Permits.  Manager and Practice represent and warrant that each has in full force and effect, and shall maintain, all licenses, permits and certificates required given their respective operations as of the date of this Agreement.

20.Non-Discrimination.  Each party agrees that, in the performance of this Agreement, services will be provided without discrimination toward any patients, employees, or other persons to the extent prohibited by law.

21.Waiver.  No waiver of any breach of or failure to perform hereunder, any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such breach or failure to perform hereunder, term, provision or condition of this Agreement.  No waiver shall be valid unless in writing and signed by the parties.

22.Assignment.  Except as provided within this Section 22, neither party hereto shall assign nor transfer, in whole or in part, this Agreement or any of its rights, duties or obligations under this Agreement without the written consent of the other party, and any attempt to assign or transfer without such consent shall be null and void ab initio.  However, Manager may assign or transfer this Agreement, and/or any of its rights, duties, or obligations hereunder, without Practice’s prior written consent, to any entity that is an affiliate or subsidiary or related entity of Manager or any successor organization assuming a controlling interest in Manager or its assets.

23.Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their permitted successors and assigns, as well as the parties’ affiliates, parents, subsidiaries and related entities.

24.Recitals.  The Recitals clauses at the beginning of this Agreement are true and correct and are incorporated herein by reference.

25.Governing Law.  The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Florida law, specifically excluding any choice-of-law principles.  The exclusive forum for the foregoing is State or District Court in Lee County, Florida, unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern.

26.Entire Agreement; Amendment.  This Agreement and the Exhibits attached hereto which are incorporated by this reference sets forth the entire agreement between the parties with regard to the subject matter hereof.  This Agreement and the Exhibits which it governs may be amended only by a written agreement signed by both parties.  If the parties desire to expand the Practice Management Services to be provided under this Agreement, it must be done by a written addendum to this Agreement.  No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement, except as referenced herein.

27.Force Majeure.  Except with regard to payment obligations, either party shall be excused from delays in performing or from failing to perform its obligations under this Agreement to the extent the delays or failures result from causes beyond the reasonable control of the party, including, but not limited to, default of subcontractors or suppliers, failures of third party software, default of third party vendors, acts of God or of the public enemy, U.S. or foreign governmental actions, communications or utility interruption or failure, fire, flood, epidemic, and freight embargoes.  However, to be excused from delay or failure to perform, the party must act diligently to remedy the cause of the delay or failure.

28.Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or unenforceability of any other term(s) or provision(s).  In the event a provision of this Agreement is rendered invalid or unenforceable and its removal has the effect of materially altering the obligations of either party in such manner as, in the sole judgment of the affected party, will cause serious and material financial hardship to such party, the party so affected shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the other party.

29.Further Assurances.  Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments that shall, from time to time, be reasonably required to carry out the terms and provisions of this Agreement.

30.Counterparts.  This Agreement may be executed in one or more counterparts any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

31.Survivability.  The provisions of this Agreement which, by their express or implicit terms, are intended to survive termination or expiration of this Agreement, shall survive termination or expiration of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, Manager and Practice have executed this Agreement to be effective as of the Effective Date.

MANAGER	PRACTICE

American Oncology Management Company,	American Oncology Partners of Maryland,
LLC	P.A.

By:	/s/ Bradley A. Prechtl	By:	/s/ Vipul Patel
	Bradley A. Prechtl, M.B.A.		Vipul Patel, M.D.
	Chief Executive Officer		President

signature Page to Management Services Agreement dated effective January 1, 2020

EXHIBIT A

Practice Management Services

[Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.]

EXHIBIT B

Management Compensation

[Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.]

EXHIBIT C

Business Associate Agreement

[Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.]